FOR IMMEDIATE RELEASE

MICROTEK MEDICAL HOLDINGS EXPECTS FIRST QUARTER 2005
REVENUES OF APPROXIMATELY $34 MILLION

First quarter revenues expected to increase approximately 15 percent over prior year quarter

Schedules quarterly earnings release and conference call

ALPHARETTA, GA, April 12, 2005 – Microtek Medical Holdings, Inc. (Nasdaq: MTMD) announced today that it expects to report net revenues for the quarter ended March 31, 2005 of approximately $34 million. The anticipated net revenues for the first quarter of 2005 represent an increase of approximately $4.5 million, or 15 percent, over the first quarter of 2004.

The Company has not yet completed its accounting for the first quarter of 2005. The Company’s expectations about what it will report for revenues for the first quarter of 2005 are tentative pending the completion of such accounting.

Conference Call:
The Company’s results of operations for the quarter ended March 31, 2005 are scheduled to be released on Tuesday, May 10, 2005. A conference call will be conducted by Dan R. Lee, President and CEO, and Jerry Wilson, CFO, at 4:30 p.m. Eastern Time on May 10, 2005, and will be accessible to the public by calling 1-877-407-9210, Reference: Microtek Medical. International callers dial 1-201-689-8049. Callers should dial in approximately 10 minutes before the call begins.

To access the live broadcast of the call over the Internet, log on to: www.microtekmed.com

A conference call replay will be available through 11:59 p.m. Eastern Time on May 17, 2005 and can be accessed by calling 1-877-660-6853 or (international) 1-201-612-7415; for both reference conference call account #286, Conference ID # 147338.

About Microtek Medical:
Microtek Medical is a leading manufacturer and supplier of innovative product solutions for patient care, occupational safety and management of infectious and hazardous waste for the healthcare industry. Headquartered near Atlanta, Georgia, the Company offers an extensive line of infection control, fluid control and safety products, such as disposable equipment and patient drapes, which are marketed to healthcare professionals through multiple channels, including direct sales, original equipment manufacturers (“OEM’s”) and private label arrangements.  Microtek Medical’s goal is to provide healthcare professionals with innovative product solutions that encompass a high-level of patient care and prevention of cross infection in operating rooms and ambulatory surgical centers worldwide.  For further information, visit www.microtekmed.com.

For More Information, Please Call (800) 476-5973
Dan R. Lee, President & CEO
Roger G. (Jerry) Wilson, CFO
John Mills, Investor Relations
Investorrelations@microtekmed.com